Exhibit 5.1

June 2, 2026

FullPAC, Inc.

1206 Laskin Road, Suite 201-o

Virginia Beach, VA 23451

Re: FullPAC, Inc. Resale Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to FullPAC, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 (the “Registration Statement”) by the Company which registers the resale by the holders thereof of an aggregate of 3,915,995 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies of (i) the Articles of Incorporation of the Company, and Bylaws of the Company, each as amended and/or restated as of the date hereof, as applicable (collectively, the “Company Charter Documents”); (ii) the unanimous written consents of the board of directors of the Company, dated as of December 17, 2026, January 5, 2026, and April 24, 2026, related to the filing of the Registration Statement and the authorization and issuance of the Shares and related matters; (iii) the Registration Statement and all exhibits thereto; (iv) the Securities Purchase Agreement, dated as of December 19, 2025 between the Company and the investors party thereto; (v) the Securities Purchase Agreement, dated as of January 6, 2026 between the Company and the investors party thereto; (vi) the Securities Purchase Agreements, dated as of April 24, 2026 between the Company and the investors party thereto (collectively, the “Purchase Agreements”); (vii) the specimen Common Stock certificate; (viii) a certificate executed by an officer of the Company, dated as of the date hereof; and (ix) such other corporate records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the laws of the State of Nevada.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

This opinion letter has been prepared, and is to be understood, in accordance with the customary practice of lawyers who regularly give and regularly advise recipients regarding opinion letters of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of Regulation S-K, and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Haynes and Boone, LLP

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